                                                                      EXHIBIT 11
                                                                      ----------
                            LIFE TECHNOLOGIES, INC.
            STATEMENT RE COMPUTATION OF PRIMARY PER SHARE EARNINGS
            ------------------------------------------------------
                      for the three and six months ended
                            June 30, 1997 and 1996
                 (amounts in thousands, except per share data)


                                 Three months ended   Six months ended
                                       June 30             June 30
                                -------------------  ------------------
                                 1997        1996     1997       1996
                                -------     -------  -------    -------
Net income                      $ 8,338     $ 8,295  $16,176    $14,977
                                =======     =======  =======    =======

Weighted average shares
  outstanding                    23,137      22,860   23,061     22,833

Weighted average effect of
  common stock equivalents          735         575      773        536
                                -------     -------  -------    -------

                                 23,872      23,435   23,834     23,369
                                =======     =======  =======    =======

Primary net income per share    $   .35     $   .35  $   .68    $   .64
                                =======     =======  =======    =======

                                                                      EXHIBIT 11
                                                                      ----------

                            LIFE TECHNOLOGIES, INC.
         STATEMENT RE COMPUTATION OF FULLY DILUTED PER SHARE EARNINGS
         ------------------------------------------------------------
                      for the three and six months ended
                            June 30, 1997 and 1996
                 (amounts in thousands, except per share data)

                                 Three months ended   Six months ended
                                       June 30             June 30
                                -------------------  ------------------
                                 1997        1996     1997       1996
                                -------     -------  -------    -------
Net income                      $ 8,338     $ 8,295  $16,176    $14,977
                                =======     =======  =======    =======

Weighted average shares
  outstanding                    23,137      22,860   23,061     22,833

Weighted average effect of
  common stock equivalents          753         663      800        672
                                -------     -------  -------    -------

                                 23,890      23,523   23,861     23,505
                                =======     =======  =======    =======

Fully diluted net income
 per share                      $   .35     $   .35  $   .68    $   .64
                                =======     =======  =======    =======

Primary net income per share    $   .35     $   .35  $   .68    $   .64
                                =======     =======  =======    =======

                                      13